Exhibit 99.1

          THE GYMBOREE CORPORATION TO REPORT FIRST QUARTER EARNINGS ON
                                  MAY 18, 2005

    SAN FRANCISCO, May 13 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) today announced it will report first quarter earnings on Wednesday, May 18, 2005 after the market closes rather than on Thursday, May 19, 2005 as previously announced.

    The live broadcast of the discussion of first quarter 2005 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, May 18, 2005. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight ET, Thursday, May 25, 2005, at 800-642-1687, passcode 6110917, as well as archived on our Web site at the same location as the live Webcast.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of April 30, 2005, the Company operated a total of 647 stores: 575 Gymboree(R) retail stores (547 in the United States and 28 in Canada), 57 Janie and Jack(R) retail shops and 15 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 524 franchised and company-operated centers in the United States and 25 other countries.

    NOTE: Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Janeville is a trademark of The Gymboree Corporation.

SOURCE  Gymboree Corporation
    -0-                             05/13/2005
    /CONTACT: investors, Blair W. Lambert, +1-415-278-7933, or investor_relations@gymboree.com, or media, Jaclyn Schatzow, +1-415-278-7472, or media_relations@gymboree.com, both of The Gymboree Corporation/
    /Web site:  http://www.gymboree.com /